Exhibit 99.2

                                                                                April 29, 2022

Dear Shareholders,

This year we mark our fifth anniversary as a public company. It is perhaps high time for some retrospection in this, our first shareholder letter. Below is a brief review of what we have accomplished since we started and where we are headed.

Over the past twelve months, Ramaco has become a fundamentally different company. As a shareholder you will have noticed the positive change in our stock price which was under $3 per share in early January 2021, when we had an enterprise value of around $120 million. This month we traded as high as over $20 per share with an enterprise value of over $950 million.

When we began operations in 2017, it was a time of immense stress in the coal industry. Virtually every legacy coal group was reeling from flawed acquisitions, overleverage and indeed, in many cases bankruptcy.

We approached things differently, creating Ramaco to stand apart from our peers in many respects. To quote the late Steve Jobs, “It is better to be a pirate… than join the navy.” As Ramaco was conceived, we sought to “reverse engineer” what would be the ideal benchmarks for a company in the metallurgical coal industry. We also set out to fundamentally appeal to long term investors.

The aim was to design a company that was conservative both financially and operationally but poised to disproportionately succeed in periods of market strength or volatility. The end goal has always been to financially manage our business for free cash flow generation and the ability to ultimately return cash back to our shareholders, regularly and in increasing amounts.

Given the carnage in the industry during the 2012-2016 period, we set out to operate with limited leverage, reclamation, and legacy liabilities. As a result, we opted not to buy an existing operating coal business. Instead, we basically started from scratch by opportunistically buying very promising greenfield coal reserves. We were happy to hit a few singles and doubles, but not try for homers.

Over several years we planned, permitted, and developed those reserves, and ultimately started our first new mines in 2016. Although that was a slow process, it enabled us the freedom to develop the best geological and cost-advantaged coal reserves we could find in the Central Appalachian region and avoid acquiring liabilities.

We set as our goal to annually produce roughly 4-5 million tons of high quality, low-cost metallurgical coal. Once we hit that target, we would step back and survey what comes next. We are now almost halfway to achieving this level of production and anticipate that we’ll finance the entire remaining capital investment buildout from internally generated funds. We hope to reach that level of production over the next 24 months.

We also planned to conduct mining operations using a straightforward, lower cost form of mining called “room and pillar.” When combined with our impressively thick coal reserves, this enables us to have some of the lowest production costs in the industry, outside of capital-intensive long wall mining operations.

Perhaps most importantly, we remained committed to ensuring our employees and workers are safe and healthy and that we remain good stewards environmentally of the land and reserves that we mine and the communities in which we work.

Looking Back

2021 marked our most successful year since inception financially, operationally, and safety-wise. In April 2017, Ramaco mined its first ton of coal. Last year, we mined a total of 2.2 million tons. In 2022, we hope to increase that by 50%, or to 3.3 million tons.

Last year we recorded both our best results and exceeded every financial metric we had set. This was despite having locked in domestic sales for 2021 at then-low prices in the Fall of 2020 for over 80% of that year’s production. Our list of accomplishments included:

•	Adjusted EBITDA (1) was up over 325% year-over-year to $79 million

•	Net Income increased to $40 million, up by ~910% from 2020

•	Earnings per share were $0.90, up by 879%

•	Free Cash Flow (1) jumped by ~887% to $50 million

•	Our stock price rose year-over-year by 372% from $2.88 to $13.60

•	Our market capitalization rose last year by 388% from $123 million to almost $600 million by year end.

(1)	As defined in our Annual Report

Where We Are Headed

As we now sit in April 2022, we have some clear visibility on this year’s performance by virtue of strong domestic and export coal sales already committed for over 70% of this year’s production. We expect that our financial and operational results this year will be dramatically stronger than last year. To add more wind to our sails, the industry is experiencing the highest pricing environment it has virtually ever seen, based on both a current volatile macro demand environment and supply constraints.

Some highlights thus far for 2022:

•	We have now committed to sell roughly 2.4 million tons of this year’s production, which we estimate will total up to 3.3 million tons. This level is about 50% higher than our production in 2021. We still have over 900,000 left to sell or about 30% of our 2022 production.

•	In the fall of 2021, we locked in domestic sales for 2022 of almost 1.7 million tons (or ~50%+ of expected 2022 production). This was priced at a fixed average price of about $196 per ton fob mine. These sales provide a good hedge against any potential downward shift in prices in 2022.

•	Since the end of last year, we have sold an additional 0.6 million tons of met coal for 2022 delivery, mostly to international customers. These sales are at prices that average roughly $320 per ton fob mine at today's spot price. Most of these sales were delivered before the end of March.

•	Based on the midpoint of cost guidance for the year, we estimate that these committed domestic and export sales currently already translate into 2022 mine level adjusted EBITDA of over $315 million based against the current level of spot pricing. This represents the earnings from sales of only approximately 70% of our 2022 production.

•	Our 2021 year-end mine costs were likely among the lowest in the industry at roughly $70 per ton. Costs will rise this year based on sales-related costs and inflation, but we start from a lower level than almost all our peers.

•	In this current market of rising sales costs, we have taken measures to reduce the largest component, which is royalty costs. As discussed below, our recently announced acquisition of the Ramaco Coal affiliate is estimated to reduce our annualized royalty costs by over $5 per ton this year at current spot prices. These savings will increase meaningfully in the years ahead as we mine more tons from those acquired reserves. We estimate additional annual savings of $7-8 per ton in 2023 and beyond based on current spot prices.

•	Our estimated level of 2022 adjusted EBITDA, which we have currently booked, is more than three times greater than last year’s adjusted EBITDA. Yet, we have almost one million additional tons (almost 33%) of this year’s production remaining to sell, again at higher export pricing.

•	Indeed, our recent sales have been to international steel customers and are priced at the then-current benchmark index price when shipped. On our most recent sales we have produced margins which have exceeded $275 per ton FOB mine.

In short, we are expecting our strongest year and hope to generate a record amount of earnings and free cash flow. Since we have no meaningful amount of net debt, we intend to deploy that free cash flow by giving increasing amounts of capital back to our shareholders.

This February we doubled the previous size of our annual base cash dividend to $20 million, giving us roughly a 3% yield on our stock. As we progress, we hope to annually increase the regular cash dividend by at least 8-10% each year. Additionally, and dependent on circumstances and our cash buildup, we may also consider a further return of capital to shareholders in the form of a share buyback program. We expect to address both our dividend and possible buyback program later in the year.

As for expectations for the metallurgical coal markets, nothing has changed to alter the fundamental severe demand/supply imbalance. That disparity is now coupled with both a strong inflationary commodity underpinning, as well as a series of macro supply shocks and logistical upheavals.

Our simple takeaway is that we are headed into a “stronger for longer” period. For perhaps some extended multi-year timeframe, we may see both sustained higher met coal and overall commodity prices. There are basically four main factors:

1)	Tight demand/supply conditions. On the supply side there has been almost eight years of recessionary levels of non-investment in new mine capacity and infrastructure. There is no capital, conviction, or duration to change that narrative.

2)	This supply dearth is then contrasted with strong demand in both the US and other parts of the world, which has been turbo-charged by Covid related fiscal stimulus.

3)	Geopolitical risk premiums abound due to the Ukrainian war, lingering Covid issues in China and resultant massive met coal supply disruptions on a global scale. The depth of these dislocations is perhaps only now really getting started and may strongly hit in the 3rd quarter as Russian coal formally exits the markets.

4)	The 40+% increase in US money supply since January 2020.

If, as anticipated, the Fed continues to hike interest rates and drain money supply, it may eventually lead to less inflation. A looming soft patch in demand and price may materialize, but we feel that would be short lived. For the medium/longer term the underlying fundamentals in demand for steel and lack of a sufficient supply of metallurgical coal should continue to keep the markets. strong.

New Transitions

We announced in late March, that both of our largest private equity shareholders have begun distributing or selling some of the shares they’ve owned for many years. We view this as a positive step, as it has increased our current public float to approximately 50%. Having a wider float allows other institutional and individual shareholders an opportunity to find shares and broadens our shareholder base.

However, as a comment on stock markets in general, I am afraid that the U.S. coal industry does not enjoy much respect. Overall, the industry trades at an average of about 2 x of expected 2022 enterprise value to EBITDA. Companies in oil and gas, as well as other energy, material and industrial names, all trade above that level at substantial multiples ranging from 5-15x.

One reason may be that irrespective of whether a coal company produces thermal or metallurgical coal, the market does not perceive a credible “end game” for the industry. One goal we have set is to explore possible forms of profitable transition, which certainly considers the efforts to reduce greenhouse gas emissions. We are focused on ways in which we might capture long term value for our shareholders from current dislocations in energy markets.

This February, we announced that we would acquire our private affiliate Ramaco Coal, LLC (“Ramaco Coal”) for $65 million. The principal driver for this transaction was the long-term cost savings we would recognize from reducing ongoing royalty expenses. These royalties are paid on the Eastern metallurgical coal reserves we mine, which are owned by Ramaco Coal.

In an environment of rising coal sales prices, royalty expenses constitute over 15% of our total cost guidance, with almost one-third of them paid to Ramaco Coal. We estimate this percentage increases to roughly 40% on average for the next three years. Given increases in coal prices and based on avoided royalty payments alone, we expect to save an annualized amount of almost $20 million this year on this transaction. On current projections, this could grow to more than $30 million in 2023, and almost $35 million in 2024, based on current spot pricing. On this basis, we project less than a 2.5-year total payback on this transaction.

In addition to the purchase of the metallurgical reserves, this acquisition also included the assets of Ramaco Carbon, LLC (“Ramaco Carbon”). That entity owns the Brook Mine, a fully permitted mine in Wyoming with ownership of roughly 500 million tons of thermal coal reserves and resource. It also owns various intellectual property and licensing rights on the use of coal to make advanced carbon products and materials.

Over the past several years, working with the United States Department of Energy’s (DOE) National Energy Technology Laboratory (NETL), research and geological data has assessed that the Brook Mine reserves contain elevated concentrations of various medium and heavy rare earth elements (REEs) in both the coal and clay strata. To quote an NETL report, the Brook Mine’s cores “represent highly promising, world-class MREE and HREE accumulations, on par with conventional REE deposits. Based on this data the Brook Mine would rank as among the highest concentrations of REEs found in any deposits on a world-wide basis, including Chinese deposits.”

We are continuing to perform an assessment of the potential extent of the rare earth reserve quantities, concentrations and whether this mine may contain sufficient reserves to be commercially viable. Our Board recently approved a significantly larger core drilling program to broaden this REE assessment, which we hope to complete this Fall.

Additionally, for almost ten years Ramaco Carbon has worked to develop a body of almost 40 intellectual property patents, pending applications and various trademarks related to the use of coal to make advanced carbon products and materials. We refer to this as “coal to products”. We have partnered with NETL, the DOE’s Oak Ridge National Laboratory and several leading universities and strategic partners in these efforts. We have also been granted exclusive licensing rights from the National Labs to commercialize a substantial portfolio of advanced carbon products and materials. These include products like carbon fiber, graphene, graphite, porous carbons, and building materials, as well as life science products.

We like to refer to coal used in this way as “carbon ore”, since we use the coal for processing, rather than combustion. In somewhat of a “back to the future” approach, researchers have borrowed techniques and ideas of how coal was used to make carbon products from over 100 years ago. Reliant on new technologies and manufacturing techniques they have fast forwarded these ideas to today. Even now, China uses almost 500 million tons of coal annually to make a variety of carbon products such as chemicals, fuels, and fertilizers.

For anyone interested in the subject I would refer you to the white paper I chaired to then-Secretary of Energy Rick Perry in 2019 from the National Coal Council, titled “Coal in the New Carbon Age.”

In the future, we think markets will develop where Ramaco could sell our coals for higher prices as a feedstock for non-greenhouse gas emitting uses. This would create somewhat of a third leg of the stool, where coal could be used for power, for steel production or to make advanced carbon products and materials.

Make no mistake, any commercial activities in carbon products and materials would start as a small addition to our main business of selling coal to conventional steel customers. However, we intend to explore how those new markets might be commercially developed. We are the first coal group to have created an extensive intellectual property platform with a first mover advantage in this area to capture the manufacturing possibilities. We hope to discuss that more in the months ahead.

All of these newly acquired business activities in royalties, rare earths and carbon products hold great promise. Hopefully, they should generate independent income streams which could be valued at higher multiples than traditional metallurgical coal production. Accordingly, we have begun to explore structural alternatives which might provide some additional enhanced value to our current shareholders from these new assets. We look forward to discussing this more over the coming months.

Rest assured, whatever new directions we pursue, they will be handled with the same fiscal discipline and creativity we have shown in the past. In the meantime, we remain committed to work every day to be the lowest cost, “pure play” metallurgical producer in the Unites States, with the lowest amount of debt and liabilities. Our goal is simple: generate the highest amount of free cash flow possible, which we can then share with you, our shareholders.

In sum, we are on the cusp of an exciting year in 2022 and are very proud of what we accomplished in 2021.

All the best,

Randall W. Atkins
Chairman and
Chief Executive Officer